Exhibit 99.1

MISTRAS Group Announces First Quarter 2021 Results

Revenue in Line with Outlook and on Track for Significant Improvement over remainder of Fiscal 2021
Continued Gross Margin Expansion - Gross Profit Margin up 50 basis points
Strong Expense Discipline - Selling, General and Administrative expenses decrease by 4.6%
Profitability Improves - Net loss decreased to $5.4 million, with Adjusted EBITDA up 30.2% to $7.0 million

PRINCETON JUNCTION, N.J., May 5, 2021 (GLOBE NEWSWIRE) - MISTRAS Group, Inc. (MG: NYSE), a leading "one source" global multinational provider of integrated technology-enabled asset protection solutions, reported financial results for its first quarter ended March 31, 2021.

Highlights of the First Quarter 2021*
•Revenue of $153.8 million, up in Energy, Other Process Industries and Infrastructure markets
•Gross profit margin was maintained or improved across all three segments
•Services segment operating income of $4.5 million; non-GAAP of $6.5 million, an increase of 55.6%.
•Operating cash flow of $3.1 million

* All comparisons are consolidated and versus the equivalent prior year period, unless otherwise noted.

For the first quarter of 2021, consolidated revenue was $153.8 million compared to $159.5 million in the prior year period, a decrease of 3.6%, which was consistent with the Company’s outlook. Revenues in the Energy markets (Oil and Gas and Power Generation) improved modestly from a year ago, despite COVID-19 related headwinds for the entire current quarter, in contrast to only a partial-month impact in the prior year period, as well as the previously disclosed disruption caused by severe weather in the Gulf. Other Process Industries and Infrastructure markets were also all up over the prior year. This stability across a majority of markets was offset by weakness in the commercial Aerospace market as well as in the Industrial/Manufacturing market.

After expanding by over 100 basis points in each of the last three years, gross profit margin expansion continued into 2021. First quarter consolidated gross profit margin expanded 50 basis points to 26.0%, reflecting continuing productivity and efficiency improvements. For the first quarter of 2021, the Company reported a net loss of $5.4 million or $0.18 per share, with adjusted EBITDA of $7.0 million, up 30.2% from $5.4 year million in the year ago quarter.

Chief Executive Officer Dennis Bertolotti commented, "The first quarter of 2021 was as expected, down modestly from the prior year in what has historically been our seasonally weakest quarter. In Energy, we overcame a number of challenges to match last year’s primarily pre-COVID-19 financial results. Among the challenges was a Spring turnaround season which got off to a later than usual start. However, based on the meaningful increase in hours billed in the month of April, we believe turnaround activity is improving, which should drive year-over-year growth in our Energy revenues over the balance of 2021. Domestically, our defense and space sectors are continuing to grow, offsetting weakness in the global commercial aerospace market. Our Products segment also had another strong revenue quarter, fueled primarily by an increase in Infrastructure spending. Consolidated gross profit margin was up over last year, despite the decline in our more profitable Aerospace revenue and the under absorption of costs caused by overall lower revenue. Gross profit margin expansion remains a key priority for MISTRAS. Additionally, we remained intensely focused on expense controls, as evidenced by our overhead costs being down nearly 5% in the first quarter. This area will be a key focus for senior management, as we plan to rebound back to our pre-

COVID-19 revenue volume level by the end of 2021, utilizing the efficiencies and productivity lessons learned throughout the pandemic while working in remote/virtual mode, particularly within our support functions.”

Mr. Bertolotti additionally commented on the Company’s progress with its growth initiatives and provided an outlook for the upcoming quarter, “The global pandemic has highlighted our ability to quickly adapt to a very dynamic environment and the attractive cash generating nature of our asset light business model. It has accelerated our development of new data tools and a more technology driven strategy, provided a roadmap to capitalize on the rapid growth of the alternative energy markets and led to an expansion of our aerospace operations into the adjacent defense and private space flight markets. Each of these new markets represents tremendous growth potential in which we can offer high value services that generate attractive returns. I believe the second quarter will reflect our progress in each of these areas, as well as an expanding recovery in the energy market. In addition to the restoration of top line growth, we anticipate that our ongoing disciplined expense management will enable us to leverage this growth into even better bottom line performance over the remainder of 2021. Our customers in both the aerospace and energy markets are looking for more nimble and integrated providers, who can adapt to the new market; something MISTRAS has been focusing on for years and is uniquely qualified to achieve. Although the COVID-19 pandemic continues to impact our domestic and international operations, our plans for Mistras’ evolution into the future make us very optimistic for a strong rebound throughout 2021.”

Segment Performance:

Services segment first quarter revenues were $124.3 million, down 3.6% from prior year, primarily the result of the impact of COVID-19, which disrupted the timing of certain projects, particularly in the Aerospace and Industrials markets. For the first quarter, gross profit margin was 25.0%, consistent with the prior year. Services operating income was $4.5 million, or $6.5 million on a non-GAAP basis which was up 55.6% over prior year.

International segment first quarter revenues were $27.6 million, down 4.9% from $29.1 million a year ago, primarily due to organic declines in the Aerospace market, partially offset by favorable foreign exchange. International segment first quarter gross profit margin was 27.6%, consistent with the prior year.

Products and Systems segment revenues were $3.0 million in the first quarter, up 6.3% from a year ago, while gross profit was $1.3 million, or 42.9% compared to gross profit of $0.4 million or 13.1% in the year ago quarter. These strong improvements were attributable to organic revenue gains in the Infrastructure market and improved operational efficiency.

The Company generated $3.1 million of cash flow from operations in the first quarter of 2021, compared with $6.1 million in the same period last year. This decrease was attributable to adverse changes in working capital.

The Company’s net debt (total debt less cash and cash equivalents) was $198.1 million at March 31, 2021, compared to $194.5 million at December 31, 2020. Total debt increased by $2.1 million during the first quarter 2021 from $220.2 million at December 31, 2020 to $222.3 million at March 31, 2021. The current quarter borrowing was used to fund the increase in working capital, primarily attributable to an increase in accounts receivable.

Outlook for 2021

The Company’s business has been recovering over the past three quarters, from the low experienced in the second quarter of 2020, when the effect of COVID-19 was most impactful to its financial results. Although energy prices and demand are currently stable, the ongoing COVID-19 pandemic continues to impact the Company’s two largest markets, Oil & Gas and Aerospace. Despite this adverse and ongoing impact, the Company expects annual revenue for 2021 to be higher than in 2020. In addition to the restoration of top line growth, the Company anticipates that its ongoing disciplined expense management will enable it to leverage this revenue growth into significantly improved bottom line performance over the remainder of 2021. The Company anticipates that its quarterly revenue will reflect year-on-year improvement commencing in the second quarter of 2021, with revenue expected to increase as much as in the low to mid-thirty percent range, over the second quarter of 2020. The Company also anticipates that Adjusted EBITDA will expand at a much greater rate in the second quarter of 2021 than it had in the first quarter of 2021, given the significantly higher level of operating leverage that would accompany the expected revenue growth.

Conference Call

In connection with this release, MISTRAS will hold a conference call on May 6, 2021, at 9:00 a.m. (Eastern). The call will be broadcast over the Web and can be accessed on MISTRAS' Website, www.mistrasgroup.com. Individuals in the U.S. wishing to participate in the conference call by phone may dial 1-888-771-4371 and use confirmation code 50157913 when prompted.

The International dial-in number is 1-847-585-4405. Those who wish to listen to the call later can access an archived copy of the conference call at the MISTRAS Website.

About MISTRAS Group, Inc. - One Source for Asset Protection Solutions®

MISTRAS Group, Inc. (NYSE: MG) is a leading "one source" multinational provider of integrated technology-enabled asset protection solutions, helping to maximize the safety and operational uptime for civilization’s most critical industrial and civil assets.

Backed by an innovative, data-driven asset protection portfolio, proprietary technologies, and a decades-long legacy of industry leadership, MISTRAS leads clients in the oil and gas, aerospace and defense, power generation, civil infrastructure, and manufacturing industries towards achieving and maintaining operational excellence. By supporting these organizations that help fuel our vehicles and power our society; inspecting components that are trusted for commercial, defense, and space craft; and building real-time monitoring equipment to enable safe travel across bridges, MISTRAS helps the world at large.

MISTRAS enhances value for its clients by integrating asset protection throughout supply chains and centralizing integrity data through a suite of Industrial IoT-connected digital software and monitoring solutions. The company’s core capabilities also include non-destructive testing (“NDT”) field inspections enhanced by advanced robotics, laboratory quality control and assurance testing, sensing technologies and NDT equipment, asset and mechanical integrity engineering services, and light mechanical maintenance and access services.

For more information about how MISTRAS helps protect civilization’s critical infrastructure, visit
https://www.mistrasgroup.com/ or contact Nestor S. Makarigakis, Group Vice President of Marketing at marcom@mistrasgroup.com.

Forward-Looking and Cautionary Statements

Certain statements made in this press release are "forward-looking statements" about MISTRAS' financial results and estimates, products and services, business model, strategy, growth opportunities, profitability and competitive position, and other matters. These forward-looking statements generally use words such as "future," "possible," "potential," "targeted," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," "project," "will," "may," "should," "could," "would" and other similar words and phrases. Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. A list, description and discussion of these and other risks and uncertainties can be found in the "Risk Factors" section of the Company's 2020 Annual Report on Form 10-K dated March 16, 2021, as updated by our reports on Form 10-Q and Form 8-K. The forward-looking statements are made as of the date hereof, and MISTRAS undertakes no obligation to update such statements as a result of new information, future events or otherwise.

Use of Non-GAAP Measures

In addition to financial information prepared in accordance with generally accepted accounting principles in the U.S. (GAAP), this press release also contains financial measures not determined in accordance with GAAP, that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. The term "Adjusted EBITDA" used in this release is a financial measurement not calculated in accordance with GAAP and is defined as net income attributable to MISTRAS Group, Inc. plus: interest expense, provision for income taxes, depreciation and amortization, share-based compensation expense, certain acquisition related costs (including transaction due diligence costs and adjustments to the fair value of contingent consideration), foreign exchange (gain) loss, non-cash impairment charges and, if applicable, certain additional special items which are noted. A reconciliation of Adjusted EBITDA to a financial measurement under GAAP is set forth in a table attached to this press release. In the press release, the Company also uses the term "non-GAAP Operating Income", which is GAAP Operating Income adjusted for certain items management believes are unusual and non-recurring. There is a table reconciling (GAAP) Operating Income to (non-GAAP) Operating Income before special items. The Company uses the term “free cash flow”, a non-GAAP measurement the Company defines as cash provided by operating activities less capital expenditures (which is classified as an investing activity). The Company also uses the term “net debt”, a non-GAAP measurement defined as the sum of the current and long-term portions of long-term debt, less cash and cash equivalent. In the tables attached is a table reconciling "Net Income (Loss) (GAAP)" to "Net Income Excluding Special Items (non-GAAP), which reconciles the non-GAAP amount to a GAAP measurement. In addition, the Company has also included in the attached tables non-GAAP measurement” “Segment and Total Company Income (Loss) Before Special Items”, reconciling these measurements to financial measurements under GAAP.

Mistras Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	March 31, 2021	December 31, 2020
ASSETS	(unaudited)
Current Assets
Cash and cash equivalents	$24,177	$25,760
Accounts receivable, net	111,960	107,628
Inventories	13,148	13,134
Prepaid expenses and other current assets	20,684	16,066
Total current assets	169,969	162,588
Property, plant and equipment, net	90,238	92,681
Intangible assets, net	66,222	68,642
Goodwill	206,660	206,008
Deferred income taxes	2,064	2,069
Other assets	49,248	51,325
Total assets	$584,401	$583,313
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$15,052	$14,240
Accrued expenses and other current liabilities	83,629	78,500
Current portion of long-term debt	11,145	10,678
Current portion of finance lease obligations	3,729	3,765
Income taxes payable	2,457	2,664
Total current liabilities	116,012	109,847
Long-term debt, net of current portion	211,161	209,538
Obligations under finance leases, net of current portion	10,635	11,115
Deferred income taxes	9,092	8,236
Other long-term liabilities	45,457	47,358
Total liabilities	392,357	386,094
Commitments and contingencies
Equity
Preferred stock, 10,000,000 shares authorized	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 29,346,562 and 29,234,143 shares issued and outstanding	293	292
Additional paid-in capital	235,413	234,638
Retained earnings (deficit)	(27,210)	(21,848)
Accumulated other comprehensive loss	(16,653)	(16,061)
Total Mistras Group, Inc. stockholders’ equity	191,843	197,021
Noncontrolling interests	201	198
Total equity	192,044	197,219
Total liabilities and equity	$584,401	$583,313

Mistras Group, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Income (Loss)
(in thousands, except per share data)

	Three months ended March 31,
	2021	2020

Revenue	$153,735	$159,465
Cost of revenue	108,243	113,324
Depreciation	5,491	5,497
Gross profit	40,001	40,644
Selling, general and administrative expenses	39,639	41,558
Impairment charges	—	106,062
Legal settlement and litigation charges, net	1,030	—
Research and engineering	727	824
Depreciation and amortization	3,074	3,970
Acquisition-related expense (benefit), net	277	(542)
Loss from operations	(4,746)	(111,228)
Interest expense	3,213	2,789
Loss before benefit for income taxes	(7,959)	(114,017)
Benefit for income taxes	(2,600)	(15,495)
Net Loss	(5,359)	(98,522)
Less: net income (loss) attributable to noncontrolling interests, net of taxes	3	(13)
Net loss attributable to Mistras Group, Inc.	$(5,362)	$(98,509)

Earnings (loss) per common share:
Basic	$(0.18)	$(3.40)
Diluted	$(0.18)	$(3.40)
Weighted-average common shares outstanding:
Basic	29,425	28,963
Diluted	29,425	28,963

Mistras Group, Inc. and Subsidiaries
Unaudited Operating Data by Segment
(in thousands)

	Three months ended March 31,
	2021	2020
Revenues
Services	$124,298	$128,873
International	27,648	29,067
Products and Systems	2,988	2,812
Corporate and eliminations	(1,199)	(1,287)
	$153,735	$159,465

	Three months ended March 31,
	2021	2020
Gross profit
Services	$31,076	$32,237
International	7,625	8,023
Products and Systems	1,281	368
Corporate and eliminations	19	16
	$40,001	$40,644

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Segment and Total Company Income from Operations (GAAP) to Income before Special Items (non-GAAP)
(in thousands)

	Three months ended March 31,
	2021	2020
Services:
Income (loss) from operations (GAAP)	$4,548	$(81,494)
Impairment charges	—	86,200
Reorganization and other costs	71	22
Legal settlement and litigation charges, net	1,650	—
Acquisition-related expense (benefit), net	243	(542)
Income before special items (non-GAAP)	$6,512	$4,186
International:
Loss from operations (GAAP)	$(820)	$(20,419)
Impairment charges	—	19,862
Reorganization and other costs	96	(75)
Loss before special items (non-GAAP)	$(724)	$(632)
Products and Systems:
Loss from operations (GAAP)	$(581)	$(1,680)
Reorganization and other costs	27	—
Loss before special items (non-GAAP)	$(554)	$(1,680)
Corporate and Eliminations:
Loss from operations (GAAP)	$(7,893)	$(7,635)
Legal settlement and litigation charges, net	(620)	—
Reorganization and other costs	—	38
Acquisition-related expense, net	34	—
Loss before special items (non-GAAP)	$(8,479)	$(7,597)
Total Company:
Loss from operations (GAAP)	$(4,746)	$(111,228)
Impairment charges	—	106,062
Reorganization and other costs (benefit)	194	(15)
Legal settlement and litigation charges, net	1,030	—
Acquisition-related expense (benefit), net	277	(542)
Loss before special items (non-GAAP)	$(3,245)	$(5,723)

Mistras Group, Inc. and Subsidiaries
Unaudited Summary Cash Flow Information
(in thousands)

	Three months ended March 31,
	2021	2020
Net cash provided by (used in):
Operating activities	$3,148	$6,107
Investing activities	(4,176)	(4,204)
Financing activities	435	492
Effect of exchange rate changes on cash	(990)	(384)
Net change in cash and cash equivalents	$(1,583)	$2,011

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)
(in thousands)

	Three months ended March 31,
	2021	2020

Net cash provided by operating activities (GAAP)	$3,148	$6,107
Less:
Purchases of property, plant and equipment	(4,003)	(4,301)
Purchases of intangible assets	(350)	(87)
Free cash flow (non-GAAP)	$(1,205)	$1,719

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Gross Debt (GAAP) to Net Debt (non-GAAP)
(in thousands)

	March 31, 2021	December 31, 2020

Current portion of long-term debt	$11,145	$10,678
Long-term debt, net of current portion	211,161	209,538
Total Debt (Gross)	222,306	220,216
Less: Cash and cash equivalents	(24,177)	(25,760)
Total Debt (Net)	$198,129	$194,456

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income (Loss) (GAAP) to Adjusted EBITDA (non-GAAP)
(in thousands)

	Three Months Ended March 31,
	2021	2020

Net Loss (GAAP)	$(5,359)	$(98,522)
Less: Net income (loss) attributable to non-controlling interests, net of taxes	3	(13)
Net Loss attributable to Mistras Group, Inc.	$(5,362)	$(98,509)
Interest expense	3,213	2,789
Provision (benefit) for income taxes	(2,600)	(15,495)
Depreciation and amortization	8,565	9,467
Share-based compensation expense	1,262	1,345
Impairment charges	—	106,062
Acquisition-related expense (benefit), net	277	(542)
Reorganization and other related costs (benefit)	194	(15)
Legal settlement and litigation charges, net	1,030	—
Foreign exchange (gain) loss	457	303
Adjusted EBITDA (non-GAAP)	$7,036	$5,405

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income (Loss) (GAAP) and Diluted EPS (GAAP) to Net Income (Loss) Excluding Special Items (non-GAAP)
and Diluted EPS Excluding Special Items (non-GAAP)
(tabular dollars in thousands, except per share data)

	Three months ended March 31,
	2021	2020
Net income (loss) attributable to Mistras Group, Inc. (GAAP)	$(5,362)	$(98,509)
Special items	1,501	105,505
Tax impact on special items	(367)	(13,842)
Special items, net of tax	$1,134	$91,663
Net income (loss) attributable to Mistras Group, Inc. Excluding Special Items (non-GAAP)	$(4,228)	$(6,846)

Diluted EPS (GAAP)(1)	$(0.18)	$(3.40)
Special items, net of tax	0.04	3.16
Diluted EPS Excluding Special Items (non-GAAP)	$(0.14)	$(0.24)
_______________
(1) For the three months ended March 31, 2021 and 2020, 509,000 and 99,000 shares, respectively, related to restricted stock were excluded from the calculation of diluted EPS due to the net loss for the period.